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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number: 001-12783

                           WHG RESORTS & CASINOS INC.
             (Exact name of registrant as specified in its charter)

                          6063 East Isla Verde Avenue
                          Carolina, Puerto Rico 00979
                                 (787) 791-2222
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                 Not Applicable
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]             Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)      [ ]             Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)       [ ]             Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)      [ ]             Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)       [ ]

     Approximate number of holders of record as of the certification or notice date:

          Common Stock, par value $.01 per share:  1

     Pursuant to the requirements of the Securities Exchange Act of 1934, WHG Resorts & Casinos Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    WHG RESORTS & CASINOS INC.,
                                    A DELAWARE CORPORATION



DATE: January 28, 1998              By:   /s/ Rex E. Stewart
                                       ---------------------------------
                                      Name:   Rex E. Stewart
                                      Title:  Treasurer